EXHIBIT 99.1

Broadwind Energy Announces Fourth-Quarter and FY 2016 Results

Achieved profitability, exceeded cost-reduction commitment

Highlights:

  2016 orders total $275 million, nearly triple 2015 orders of $94 million
  Revenue of $181 million for 2016, down 9% from 2015 as expected – lower steel prices and continued weak demand from Gearing customers
  Gross profit margin rises to 10% in 2016, more than double 2015
  Income from continuing operations of $1.3 million ($.09 per share) for 2016, compared to a loss from continuing operations of $12.2 million ($.83 per share) for 2015
  Cost reductions exceed plan — $9.2 million reduction in manufacturing overhead and operating expenses in 2016
  Cash and short-term investments totaled $21.9 million, credit line remained undrawn at year end

CICERO, Ill., Feb. 23, 2017 (GLOBE NEWSWIRE) -- Broadwind Energy, Inc. (NASDAQ:BWEN) reported sales of $48.2 million in Q4 2016, up 28% compared to $37.6 million in Q4 2015 as a result of significantly improved production at the Company’s Abilene, Texas tower facility.

The Company reported income from continuing operations of $.4 million, or $.03 per share, in Q4 2016, compared to a net loss from continuing operations of $10.7 million, or $.73 per share, in Q4 2015. The $.76 per share improvement was due to significant operational improvements in the Towers and Weldments segment and successful cost management actions across the Company, notably in the Gearing segment.

The Company reported a net loss from discontinued operations of $.1 million, or $.01 per share, in Q4 2016, unchanged from the prior year quarter. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) of $2.5 million in Q4 2016, compared to a non-GAAP adjusted EBITDA loss of $8.1 million in Q4 2015 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release). The $10.6 million improvement was mainly attributable to the factors described above.

Broadwind CEO Stephanie Kushner stated, “Broadwind had a solid fourth quarter, culminating in our first profitable year. We exceeded our targets for every metric that we set at the beginning of the year. Orders in 2016 totaled $275 million, nearly triple the orders in 2015. We removed $9 million from manufacturing overhead and operating expenses in 2016, which was $1 million more than our target. Our tower production was on schedule in both plants, and productivity in our Abilene plant improved dramatically during 2016, ending the year at a record level with record low overtime. This is a reflection of the process improvements we made throughout the year and the strong team we have in place. Our Gearing segment managed well through a challenging year. On 30% lower sales, we were able to cut the segment’s operating loss by $5 million and generate positive net cash flow.”

Ms. Kushner continued, “Late last year, our Board approved a strategy whereby we plan to double our sales over the next three years by growing our existing businesses and expanding our presence in clean tech. We plan to accomplish this by a combination of organic growth and bolt-on acquisitions including the recently announced Red Wolf transaction. The Abilene tower plant expansion will be complete by mid-2017 and will offer us important operating flexibility and a 30% increase in capacity at this plant. For FY 2017, we expect revenue of $210-220 million and EBITDA of approximately $14-16 million. For Q1 2017, we expect revenue of $54-56 million and EBITDA of approximately of $3 million. Income guidance is highly uncertain pending a third-party determination of purchase accounting for Red Wolf. We will update income guidance following Q1 17.”

For FY 2016, revenue totaled $180.8 million, compared to $199.2 million for FY 2015. The 9% reduction was due primarily to lower Towers and Weldments revenue, attributable to lower steel and other material costs, which are generally passed through to the customer, and lower Gearing revenue related to reduced demand from oil & gas and mining customers.

Net income from continuing operations for the twelve months ended December 31, 2016 was $1.3 million, or $.09 per share, compared with a net loss from continuing operations of $12.2 million, or $.83 per share, for the twelve months ended December 31, 2015. The increase was due to significantly improved operating efficiencies in the Towers and Weldments segment and successful cost containment efforts Company-wide. The net loss from discontinued operations for FY 2016 totaled $1.0 million, or $.07 per share, compared to net loss from discontinued operations of $9.6 million, or $.65 per share, for FY 2015 due to the sale and wind-down of the unprofitable Services segment. The Company reported non-GAAP adjusted EBITDA of $9.6 million for FY 2016, compared to a non-GAAP adjusted EBITDA loss of $.4 million for FY 2015 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Orders and Backlog

The Company booked $32.3 million of net new orders in Q4 2016, up significantly from $5.0 million of net new orders booked in Q4 2015. Towers and Weldments orders, which vary considerably from quarter to quarter, totaled $29.4 million in Q4 2016, up substantially from $2.8 million in Q4 2015. Gearing orders totaled $2.9 million in Q4 2016, compared to $2.1 million in Q4 2015.

FY 2016 net new orders totaled $275.0 million, up sharply from $94.0 million for FY 2015. 2016 orders included a $137 million multi-year tower order booked in Q2.

At December 31, 2016, total backlog was $188.7 million, more than doubling backlog of $93.9 million at December 31, 2015.

Segment Results

Towers and Weldments
Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $42.3 million in Q4 2016, compared to $31.9 million in Q4 2015. The 32% improvement was due to significantly improved production at the Abilene facility compared to the prior year when the plant experienced severe production issues associated with a challenging contract with a long-term customer. The Towers and Weldments segment operating income totaled $2.8 million in Q4 2016, compared to an operating loss of $5.8 million in Q4 2015. The substantial improvement was due to significantly improved operations compared to the prior year when the segment experienced low throughput and losses related to labor overruns and increased logistics and contractor fees associated with the contract referenced above. Net income for the segment totaled $1.8 million in Q4 2016, compared to a net loss of $3.8 million in Q4 2015. Non-GAAP adjusted EBITDA totaled $3.9 million in Q4 2016, compared to a non-GAAP adjusted EBITDA loss of $4.2 million in Q4 2015 as a result of the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Towers and Weldments segment sales for FY 2016 totaled $160.2 million compared to $170.5 million for FY 2015. The decrease is due to lower steel and other material costs of $16 million, which are generally passed through to customers, partially offset by a 6% increase in volume in the current year attributable to consistent production flow. FY 2016 operating income totaled $12.8 million compared to FY 2015 operating income of $4.7 million. The $8.1 million improvement was due to significantly improved operating efficiencies, including higher labor productivity and better cost management. Net income for the segment totaled $8.5 million in 2016 compared to net income of $3.1 million in 2015. Non-GAAP adjusted EBITDA for FY 2016 totaled $17.2 million, compared to $9.5 million for FY 2015, as a result of the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Gearing
Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing segment sales totaled $5.9 million in Q4 2016, up slightly from $5.8 million in Q4 2015. On essentially flat revenue, the Q4 2016 operating loss narrowed to $.2 million compared to an operating loss of $2.9 million in Q4 2015. The significant improvement was due to a higher-margin mix, better operating performance including improved productivity, lower scrap and successful cost management that led to an overall $.7 million decrease in cash manufacturing overhead and operating expenses, and also due to a $.6 million reduction in depreciation expense. The net loss for the Gearing segment totaled $.2 million in Q4 2016, compared to a net loss of $2.8 million in Q4 2015. Non-GAAP adjusted EBITDA for Q4 2016 totaled $.5 million compared to Non-GAAP adjusted EBITDA loss of $1.5 million in Q4 2015. (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release). The sharp improvement was due mainly to the factors described above.

FY 2016 Gearing segment sales totaled $20.6 million compared to FY 2015 sales of $29.6 million. The 30% decrease was due to weaker demand from oil & gas and mining customers. Despite lower revenue, the operating loss for FY 2016 narrowed to $3.2 million compared to an operating loss of $8.2 million for FY 2015. The improvement was due to successful cost management which led to a $3.3 million overall decrease in cash manufacturing overhead and operating expenses, a $2.5 million reduction in depreciation expense and the absence of a $.9 million environmental remediation expense that was recognized in Q3 2015. FY 2016 Gearing segment net loss totaled $3.3 million compared to a net loss of $8.2 million in 2015. The Non-GAAP adjusted EBITDA loss totaled $.6 million in 2016 compared to a non-GAAP adjusted EBITDA loss of $2.1 million in 2015 due mainly to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Corporate

Corporate and other expenses totaled $1.9 million in Q4 2016, compared to $2.4 million in Q4 2015. The decrease was due mainly to the absence of a $1.2 million cost incurred in 2015 related to the separation of the Company’s former CEO, and the favorable impact of cost management efforts, partially offset by higher incentive compensation and medical expense.

Cash and Liquidity

During Q4 2016, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) increased $.6 million due to lower accounts payable at year end.

Capital expenditures, net of disposals, in Q4 2016 totaled $2.7 million, bringing FY 2016 expenditures to $6.2 million. Expenditures included investments to upgrade the coatings systems in the tower plants, and outlays associated with the expansion of the Abilene tower plant which will be operational in mid-2017.

Cash assets (cash and short-term investments) totaled $21.9 million at December 31, 2016, compared to $24.3 million at September 30, 2016.

Subsequent to year end, on February 1, 2017, the Company announced the acquisition of Red Wolf Company, LLC for a closing cash payment of $16.5 million, subject to adjustment and additional earn-out payments.

Debt and capital leases totaled $4.1 million at December 31, 2016, including the $2.6 million New Markets Tax Credit loan which is expected to be substantially forgiven when it matures in 2018.

The Company’s credit line with The Private Bank was undrawn at December 31, 2016.

About Broadwind Energy, Inc.
Broadwind Energy (NASDAQ:BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements. Forward looking statements include any statement that does not directly relate to a current or historical fact. Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and efforts to diversify our customer base and sector focus and leverage customer relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the sufficiency of our liquidity and alternate sources of funding, if necessary; (v) our ability to realize revenue from customer orders and backlog; (vi) our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (vii) the economy and the potential impact it may have on our business, including our customers; (viii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (ix) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (x) the effects of the recent change of administrations in the U.S. federal government; (xi) our ability to successfully integrate and operate the business of Red Wolf Company, LLC and to identify, negotiate and execute future acquisitions; and (xii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended (the “IRC”). These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially  from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BROADWIND ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	As of December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,699	$6,436
Short-term investments	3,171	6,179
Restricted cash	39	83
Accounts receivable, net	11,865	9,784
Inventories, net	21,159	24,219
Prepaid expenses and other current assets	2,449	1,530
Current assets held for sale	808	4,403
Total current assets	58,190	52,634
LONG-TERM ASSETS:
Property and equipment, net	54,606	51,906
Intangible assets, net	4,572	5,016
Other assets	294	351
TOTAL ASSETS	$117,662	$109,907

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$-	$2,799
Current portions of capital lease obligations	465	447
Accounts payable	15,852	13,822
Accrued liabilities	8,430	8,134
Customer deposits	18,011	9,940
Current liabilities held for sale	493	1,613
Total current liabilities	43,251	36,755

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,600	2,600
Long-term capital lease obligations, net of current portions	1,038	-
Other	2,190	3,060
Total long-term liabilities	5,828	5,660

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,175,767 and
15,012,789 shares issued as of December 31, 2016 and 2015, respectively	15	15
Treasury stock, at cost, 273,937 shares at December 31, 2016
and 2015	(1,842)	(1,842)
Additional paid-in capital	378,876	378,104
Accumulated deficit	(308,466)	(308,785)
Total stockholders' equity	68,583	67,492
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$117,662	$109,907

BROADWIND ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenues	$48,151	$37,573	$180,840	$199,156
Cost of sales	43,447	43,781	162,701	191,289
Gross profit	4,704	(6,208)	18,139	7,867

OPERATING EXPENSES:
Selling, general and administrative	4,001	4,519	15,786	18,271
Intangible amortization	111	111	444	444
Restructuring	-	186	-	1,060
Total operating expenses	4,112	4,816	16,230	19,775
Operating income (loss)	592	(11,024)	1,909	(11,908)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(193)	(188)	(625)	(799)
Other, net	21	461	49	425
Total other expense, net	(172)	273	(576)	(374)

Net income (loss) before benefit for income taxes	420	(10,751)	1,333	(12,282)
Provision/(benefit) for income taxes	14	(25)	(2)	(36)
INCOME (LOSS) FROM CONTINUING OPERATIONS	405	(10,726)	1,335	(12,246)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(108)	(66)	(1,016)	(9,561)
NET INCOME (LOSS)	$298	$(10,792)	$319	$(21,807)

NET INCOME (LOSS) PER COMMON SHARE - BASIC:
Income (loss) from continuing operations	$0.03	$(0.73)	$0.09	$(0.83)
Loss from discontinued operations	(0.01)	(0.00)	(0.07)	(0.65)
Net income (loss)	$0.02	$(0.73)	$0.02	$(1.48)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic	14,876	14,738	14,843	14,677

NET INCOME (LOSS) PER COMMON SHARE - DILUTED:
Income (loss) from continuing operations	$0.03	$(0.73)	$0.09	$(0.83)
Loss from discontinued operations	(0.01)	(0.00)	(0.07)	(0.65)
Net income (loss)	$0.02	$(0.73)	$0.02	$(1.48)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Diluted	15,096	14,738	15,081	14,677

BROADWIND ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS) (UNAUDITED)

	Twelve Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$319	$(21,807)
Loss from discontinued operations	(1,016)	(9,561)
Income (loss) from continuing operations	1,335	(12,246)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	6,914	9,179
Impairment charges	-	183
Stock-based compensation	753	919
Allowance for doubtful accounts	61	35
Gain on disposal of assets	(217)	(98)
Changes in operating assets and liabilities:
Accounts receivable	(2,141)	7,223
Inventories	3,060	6,925
Prepaid expenses and other current assets	(933)	(25)
Accounts payable	989	(3,625)
Accrued liabilities	297	(1,126)
Customer deposits	8,057	(12,457)
Other non-current assets and liabilities	(875)	(399)
Net cash provided by (used in) operating activities of continued operations	17,300	(5,512)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available for sale securities	(19,223)	(8,062)
Sales of available for sale securities	13,061	5,082
Maturities of available for sale securities	9,170	4,825
Purchases of property and equipment	(6,624)	(2,789)
Proceeds from disposals of property and equipment	452	1,156
Net cash (used in) provided by investing activities of continued operations	(3,164)	212

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	19	-
Payments on lines of credit and notes payable	-	(118,212)
Proceeds from lines of credit and notes payable	-	118,212
Proceeds from long-term debt	-	5,000
Payments on long-term debt	(2,799)	(2,201)
Principal payments on capital leases	(539)	(747)
Net cash (used in) provided by financing activities of continued operations	(3,319)	2,052

DISCONTINUED OPERATIONS:
Operating cash flows	731	(5,327)
Investing cash flows	615	2,864
Financing cash flows	58	(3)
Net cash provided by (used in) discontinued operations (1)	1,404	(2,466)

Add: Cash balance of discontinued operations, beginning of period	-	93
Less: Cash balance of discontinued operations, end of period	2	-

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	12,219	(5,621)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH beginning of the period	6,519	12,140
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH end of the period	$18,738	$6,519

Supplemental cash flow information:
Interest paid	$494	$652
Income taxes paid	$23	$48
Non-cash investing and financing activities:
Issuance of restricted stock grants	$753	$919
Equipment additions via capital lease	$1,616	$-

BROADWIND ENERGY, INC. AND SUBSIDIARIES SELECTED SEGMENT FINANCIAL INFORMATION (IN THOUSANDS) (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
ORDERS:
Towers and Weldments	$29,389	$2,816	$260,790	$69,146
Gearing	2,913	2,088	14,220	24,881
Total orders	$32,302	$4,904	$275,010	$94,027

REVENUES:
Towers and Weldments	$42,262	$31,916	$160,210	$170,919
Gearing	5,889	5,830	20,648	29,588
Corporate and Other	-	(173)	(18)	(1,351)
Total revenues	$48,151	$37,573	$180,840	$199,156

OPERATING PROFIT/(LOSS):
Towers and Weldments	$2,772	$(5,823)	$12,788	$4,702
Gearing	(162)	(2,855)	(3,244)	(8,235)
Corporate and Other	(2,018)	(2,347)	(7,635)	(8,375)
Total operating profit/(loss)	$592	$(11,025)	$1,909	$(11,908)

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, and stock compensation) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (IN THOUSANDS) (UNAUDITED)

Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Income/(Loss) from continuing operations	$405	$(10,726)	$1,335	$(12,246)
Interest Expense	193	188	625	799
Income Tax Provision/(Benefit)	14	(25)	(2)	(36)
Depreciation and Amortization	1,776	2,319	6,914	9,180
Share-based Compensation and Other Stock Payments	126	(4)	753	893
Restructuring Expense	-	186	-	1,060
Adjusted EBITDA (Non-GAAP)	$2,514	$(8,062)	$9,625	$(350)

Towers and Weldments Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Income/(Loss)	$1,772	$(3,780)	$8,510	$3,096
Interest Expense	5	-	26	4
Income Tax Provision/(Benefit)	1,001	(1,598)	4,286	2,161
Depreciation and Amortization	1,100	992	4,166	3,954
Share-based Compensation and Other Stock Payments	11	6	165	112
Restructuring Expense	-	186	-	186
Adjusted EBITDA (Non-GAAP)	$3,889	$(4,194)	$17,153	$9,513

Gearing Segment	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Loss	$(159)	$(2,841)	$(3,258)	$(8,243)
Interest Expense	-	6	9	35
Income Tax Provision/(Benefit)	(3)	(4)	4	(9)
Depreciation and Amortization	627	1,275	2,546	5,032
Share-based Compensation and Other Stock Payments	17	45	106	228
Restructuring Expense	-	-	-	874
Adjusted EBITDA (Non-GAAP)	$482	$(1,519)	$(593)	$(2,083)

Corporate and Other	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Loss	$(1,208)	$(4,105)	$(3,917)	$(7,099)
Interest Expense	188	181	590	760
Income Tax Provision/(Benefit)	(984)	1,578	(4,292)	(2,188)
Depreciation and Amortization	49	52	202	194
Share-based Compensation and Other Stock Payments	98	(55)	482	553
Adjusted EBITDA (Non-GAAP)	$(1,857)	$(2,349)	$(6,935)	$(7,780)

BWEN INVESTOR CONTACT:
Joni Konstantelos, 708.780.4819
joni.konstantelos@bwen.com